Filed Pursuant to Rule 424(b)(3) and (c)

Registration No. 333-99067

PROSPECTUS SUPPLEMENT NO. 7

(TO PROSPECTUS DATED SEPTEMBER 19, 2002)

HEALTH CARE PROPERTY INVESTORS, INC.

738,923 SHARES OF COMMON STOCK

This Prospectus Supplement No. 7 supplements and amends the Prospectus dated September 19, 2002, as previously amended (the “Prospectus”), relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah II, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units of HCPI/Utah II, LLC Owned of Record Prior to the Exchange(1) (2)	Common Stock Beneficially Owned Following the Exchange(1)(2)(3)	Common Stock Offered Hereby	Common Stock Beneficially Owned Following the Offering(1)(3)(4)
Name				Shares	Percent
Lonnie M. Bullard	19,400	19,400	19,400	-0-	*

*	Represents less than 1% of the total outstanding shares of our common stock.

(1)	Based on information provided to us by the holder of non-managing member units as of February 3, 2004.

(2)	Lonnie M. Bullard acquired (i) 2,647 non-managing member units of HCPI/Utah II, LLC in an assignment from Boyer-Foothill Associates, Ltd., a selling holder listed in the Prospectus and (ii) 16,753 non-managing member units of HCPI/Utah II, LLC in an assignment from Boyer-Research Park Associates, Ltd., a selling holder listed in the Prospectus.

(3)	Assumes the selling holder exchanges all of the non-managing member units of HCPI/Utah II, LLC beneficially owned by it for shares of our common stock. Also assumes that no transactions with respect to our common stock or the non-managing member units occur other than the exchange or the exchange and the offering, as applicable.

(4)	Contemplates the sale of all of the common stock offered hereby.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 1, 2004.